SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                                  March 8, 2007
                                (Date of Report)
                        (Date of earliest event reported)

                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
                    (State or jurisdiction of incorporation)

0-11507                                       13-5593032
--------------------------------------        ----------------------------------
Commission File Number                        IRS Employer Identification Number

111 River Street, Hoboken NJ                  07030
--------------------------------------        ----------------------------------
Address of principal executive offices        Zip Code

Registrant's telephone number, including area code:     (201) 748-6000
                                                        ------------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below): [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR
    230.425)
[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange  Act(17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act(17 CFR 240.13e-4(c))


                  This is the first page of a 14-page document.

ITEM 9:        REGULATION FD DISCLOSURE

               The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On March 8, 2007, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the third quarter of fiscal year 2007. A copy of the Company's press release is attached hereto as Exhibit
               99.1 and incorporated.

Exhibit No.    Description

99.1 Press release dated March 8, 2007 titled "John Wiley and Sons, Inc., Reports 7% Third Quarter Revenue Growth and Reaffirms Revenue and EPS Guidance for Fiscal Year 2007" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Ellis E. Cousens
Executive Vice President,
Chief Financial & Operations Officer
(201) 748-6534

John Wiley & Sons, Inc. Reports 7% Third Quarter Revenue Growth and Reaffirms Revenue and EPS Guidance for Fiscal Year 2007

Hoboken, N.J. March 8, 2007. John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced that third quarter revenue of $297 million increased 7% from $278 million in the previous year's third quarter, or 5% excluding favorable foreign exchange. Adjusted earnings per diluted share was $0.55 for the third quarter, excluding an income tax benefit of $1 million, or $0.02 per diluted share. Adjusted earnings for the quarter include incremental stock option expense due to the adoption of SFAS 123R of $3 million, or $0.03 per diluted share, and a bad debt provision of $5 million, or $0.05 per diluted share related to the bankruptcy of Advanced Marketing Services, a distributor to warehouse clubs.

For the first nine-months of fiscal year 2007, Wiley's revenue advanced 9% to $845 million from $778 million in the comparable prior year period. Adjusted earnings per diluted share for the nine-month period was $1.37, excluding an income tax benefit of $5 million. Adjusted earnings were adversely affected by incremental stock option expense due to the adoption of SFAS 123R of $8 million, or $0.09 per diluted share, and the aforementioned bad debt provision. On a basis comparable to prior year, i.e., excluding the effect of SFAS 123R and the tax benefits, adjusted EPS increased 7% over prior year. The estimated full year effect of SFAS 123R is $0.12 per diluted share.

"Wiley had another solid quarter, as reflected in top-line growth of 7%. While all of Wiley's businesses contributed to the year-on-year growth, our Global STM business had a particularly strong quarter," said William J. Pesce, President and Chief Executive Officer. "Results for the nine months are consistent with our expectations; therefore, we reaffirm our guidance for fiscal year 2007 revenue growth in the mid-to-high single digits and EPS growth in the high single digits, excluding the impact of SFAS 123R; the aforementioned tax benefits; and the dilutive effect of the recently completed acquisition of Blackwell Publishing (Holdings) Ltd."

On February 2, 2007, Wiley completed its previously announced acquisition of all of the outstanding shares of Blackwell Publishing (Holdings) Ltd for $1.1 billion ((pound)572 million). Blackwell revenue is projected to be approximately $100 million in the fourth quarter. As expected, the acquisition will have a dilutive effect in the fourth quarter of $0.40 - $0.45 per share, including an estimated $11 million increase in after-tax interest expense and the estimated effects of the non-cash acquisition accounting adjustments. The Company entered into a new $1.35 billion credit facility to finance the acquisition and to provide for seasonal cash requirements.

Mr. Pesce remarked, "The combination of Blackwell and Wiley, two of the world's most respected global publishers, is a rare opportunity with highly favorable, long-term strategic implications. Blackwell is in the process of being merged with Wiley's global scientific, technical, and medical business to form the largest of Wiley's three businesses. While it is early in the process, we are very pleased with our progress and quite impressed with the capabilities, commitment and professionalism of our new colleagues."

In January, Wiley announced that it has reached its bicentennial year. "Founded in 1807, during the presidency of Thomas Jefferson, Wiley has endured the War of 1812, the Civil War, two World Wars, and many other conflicts, as well as the Great Depression and the ups and downs of many economic cycles, to become one of the world's most respected publishers," said Mr. Pesce. "As we celebrate our bicentennial, we look forward to collaborating with our authors, partners, shareholders and colleagues to write the next chapter in Wiley's remarkable history. Together, we will make a lasting difference in the lives of the people we serve."

During the quarter, Deborah E. Wiley, Chairman of The Wiley Foundation and Senior Vice President, Corporate Communications, announced that the sixth annual Wiley Prize in Biomedical Sciences will be awarded jointly to Dr. F. Ulrich Hartl, Director at the Max-Planck Institute of Biochemistry in Munich, Germany, and Dr. Arthur L. Horwich, Eugene Higgins Professor of Cellular and Molecular Physiology at the Yale University School of Medicine and Investigator, Howard Hughes Medical Institute. Dr. Hartl and Dr. Horwich were chosen for their elucidation of the molecular machinery that guides proteins into their proper functional shape, thereby preventing the accumulation of protein aggregates that underlie many diseases, such as Alzheimer's and Parkinson's.

Segment Highlights

As reported in the first quarter of fiscal year 2007, the Company finalized a review of certain product prices used to settle inter-segment sales. While the modification has no effect on consolidated financial results, it does impact individual segment operating results. The impact of the change, where significant to segment results, is described below.


Professional/Trade (P/T)
------------------------
Wiley's U.S. P/T revenue for the third quarter of fiscal year 2007 advanced 2% over the prior year to $103 million. For the nine-months, revenue increased 7% to $293 million. Direct contribution to profit for the third quarter and nine-month period decreased $5 million and $1 million, respectively, primarily due to a $5 million bad debt provision related to the bankruptcy of Advanced Marketing Services and stock option costs associated with the adoption of SFAS 123R.

Adjusting for the effect of the change in inter-segment product prices, revenue for the third quarter and nine-month period increased 4% and 9%, respectively. The increases were driven primarily by backlist sales through all major accounts and sales channels, as well as a number of new publication releases at the end of the quarter. The strong performance of technology publishing, the sale of electronic rights and lower sales returns contributed positively to these results. Globally, P/T sales increased 7% for the quarter and 10% for the nine-month period.

Third quarter highlights include the successful publication of The Only Three Questions That Count: Investing by Knowing What Others Don't by Ken Fisher, a long-time Forbes columnist, and founder, Chairman, and CEO of Fisher Investments, an independent global money management firm with over $30 billion in assets. The publication of a number of titles was timed to coincide with the release of Microsoft's new VISTA software, resulting in robust sales.

During the quarter, P/T published Second Life: The Official Guide by Michael Rymaszewski, et al. Wiley is the official publisher of Linden Labs, the owners of the popular virtual world known as Second Life.

Our first book derived from a popular blog, LifeHacker by Gina Trapani, rose to the top of Amazon's bestseller list for computers, after it was featured in The Wall Street Journal and Newsweek. Two new releases on health and nutrition, The Cure by Tim Brantley and Reverse Diet by Heidi Skolnick, have also generated considerable interest among customers and the media.

Barbara Fairchild's The Bon Appetit Cookbook, Weight Watchers New Complete Cookbook, the 8th edition of The Culinary Institute of America's Professional Chef and Marcus Samuelson's Soul of a New Cuisine all delivered excellent results.

P/T's online business had an active quarter with the launch of new products, such as TheraScribe 5.0, TheraScribe Essentials, Wiley's highly regarded treatment planning and clinical record management system; Wiley CPA Examination Review for Windows, 12.0; and an annual update to LPI Online, Wiley's leading online management assessment tool. New interactive mapping functionality for points of interest in U.S. cities was added to Frommers.com, allowing users to set up their own maps and populate them with Frommer's recommended hotels, restaurants and attractions. P/T's branded websites continue to generate new advertising and licensing revenue through co-promotions with major corporations and the launch of Podcasts to promote books.

Several P/T books continue to enjoy bestseller status on the BusinessWeek, The Wall Street Journal, The New York Times, and USA Today lists, including The Five Dysfunctions of a Team, The Little Book That Beats the Market, The Little Book of Value Investing, J.K. Lasser's Income Tax 2007, SuDoku For Dummies, The Sales Bible and The Leadership Challenge.

Several P/T titles were honored with awards during the third quarter. The Chicago Tribune named Soul of a New Cuisine by Marcus Samuelson its "Book of the Year." Peter Meltzer's Keys to the Cellar won the "2006 Georges Duboeuf Award for Wine Book of the Year". The prestigious North American Travel Journalists Association named Pauline Frommer's New York City the "Best Travel Guide of 2006". Landscape Architectural Graphic Standards won a Merit Award at the 2007 New York Book Show in the category of "Scholarly & Reference, One-Color Book."

Scientific, Technical, and Medical (STM)
----------------------------------------
U.S.  STM revenue  for the third  quarter and  nine-months  increased  9% to $54 million and $161 million, respectively. The improvement was driven by all of STM's major programs, including journal subscription revenue, non-subscription revenue, such as advertising and the sale of journal reprints, and STM reference books. New businesses and publications acquired during the past year, such as InfoPOEMs, Dialysis & Transplantation, The Hospitalist, the Journal of Orthopaedic Research, Clinical Cardiology, and the Carpe Diem publications, contributed $1 million of the revenue growth in the quarter and $3 million for the nine-months. Globally, STM revenue increased 7% for the quarter and 8% for the nine-month period.

Direct contribution to profit for the third quarter was $24 million, up 13% from the same period in the previous year. The improvement was mainly due to lower costs associated with the delivery of electronic products, lower vendor costs and timing. Direct contribution to profit for the nine-month period improved 4% to $72 million. Revenue growth and lower vendor costs were offset by additional expenses associated with new businesses, royalties on society-owned journals and stock option costs associated with the adoption of SFAS 123R.

Customers continue to take advantage of Wiley InterScience's content. The number of visits during the third quarter increased by 20% over the same period of last year. There was an approximate 60% increase in the number of online book chapters downloaded, the result of a broader selection of online books.

Wiley signed an agreement during the quarter with the New York Public Library to provide public online access to over 300 peer-reviewed journals that until now have been available principally through academic or corporate collections. The Library patrons will be able to electronically access the full-text of journal articles online via Wiley InterScience. Journals featured in this program include titles such as Advanced Engineering Materials, American Journal of Physical Anthropology, Cancer, Flavour and Fragrance, Journal of Field Robotics, and International Journal of Imaging Systems & Technology. The objectives of this pilot project are to accumulate usage data on high level journal content in a public library setting. This is Wiley's first license for journal content with a major public library in North America.

During the quarter, Wiley and The Society of Hospital Medicine extended their agreement to launch POEMs for Hospitalists and began to syndicate evidence-based medicine content in print and online for the growing hospitalist market. The Journal of Hospital Medicine, which Wiley publishes for the Society, was accepted by the National Library of Medicine for inclusion in MEDLINE. In addition, the Company and The American Society for Lasers in Surgery and Medicine renewed a multi-year agreement to publish Lasers in Surgery and Medicine. The first issue of Biochemistry and Molecular Biology Education published during the third quarter. This journal is published by Wiley on behalf of the International Union of Biochemistry and Molecular Biology Education and is edited by Donald Voet and Judith G. Voet, authors of the Wiley Higher Education textbook, Biochemistry.

Higher Education
----------------
U.S. Higher Education revenue for the third quarter of $48 million increased 4% over the prior year. Year-to-date revenue increased 3% from prior year to $138 million. Adjusting for the effect of the change in inter-segment product prices, revenue for the third quarter and nine-month period improved 6% and 5%, respectively. Growth in accounting and business, bolstered by WileyPLUS, and sales of Microsoft Official Academic Course (MOAC) titles were partially offset by sluggish sales in mathematics, sciences and engineering. Globally, Higher Education revenue increased 6% for the both the quarter and the nine-month period.

Direct contribution to profit for the third quarter and nine-months, after adjusting for the effect of the change in inter-segment product prices, increased 9% and 8%, respectively. Improvement due to cost reduction initiatives in composition, paper and printing were partially offset by costs associated with WileyPLUS.

Year-to-date WileyPLUS sales were up 90% over the prior year. Usage continued on an upward trend around the world. WileyPLUS sales are deferred and the revenue recognized over the course of the semester. As of January 31st, nearly $2 million of revenue from current WileyPLUS sales were deferred until the final quarter of fiscal year 2007.

The accounting and social sciences programs continued their strong results, particularly new editions of Kimmel/Financial Accounting 4e; Kieso/Intermediate Accounting 12e; deBlij/Regions 12e and Human Geography 8e; and Huffman/Psychology 8e. Although engineering sales were generally soft, a number of mechanical engineering titles performed quite well, including Callister/Materials 7e; Incropera/Heat Transfer 6e; and Meriam/Statistics Dynamics 6e.

Europe
------
Wiley Europe's third quarter revenue of $75 million increased 3% over prior year, but declined 3% excluding favorable foreign exchange. Revenue for the first  nine-months  of the year  increased 7% to $228  million,  or 4% excluding favorable foreign exchange. Adjusting for the effect of the change in inter-segment product prices, as well as foreign exchange, Wiley Europe's revenue for the third quarter decreased slightly. The anticipated reduction in SuDoku for Dummies sales and lower STM reference books and journal backfile sales were partially offset by higher journal subscription revenue. On the same basis, revenue for the nine-months of fiscal year 2007 grew 5%, driven by strong journal subscriptions, higher P/T sales and the sale of electronic rights.

Direct contribution to profit for the third quarter and nine-month period improved over prior year by 3% and 14%, respectively. Adjusting for the effect of the change in inter-segment product prices, as well as foreign exchange, direct contribution to profit for the third quarter declined 6%, but improved 5% for the nine-months. The decline in the third quarter was principally driven by lower revenue and higher employment costs, while the year-to-date growth was consistent with top-line growth.

In November, Wiley Europe completed the acquisition of Health Economics Evaluation Database (HEED). HEED is a UK-based online provider of health economics information and evaluation developed as a joint initiative between the Office of Health Economics and the International Federation. The acquisition complements Wiley's expanding health economics and database portfolio, which includes the world's leading health economics journal. During the quarter Wiley Europe also acquired the journal European Transactions on Telecommunications, which it has been publishing for years.

Wiley and the British Journal of Surgery Society renewed their contract, while our company in Germany launched a number of new journals in the life sciences and physics. The first webinar on SpectroscopyNOW has been scheduled for March, with Perkin Elmer as sponsor. This represents a new revenue stream for the analytic chemistry portals and for Microscopy & Analysis.

Asia, Australia, and Canada
---------------------------
Wiley's revenue in Asia, Australia and Canada advanced 9% to $43 million, or 6% excluding favorable foreign exchange. For the first nine-months of fiscal year 2007, revenue advanced 10% to $104 million, or 7% excluding foreign exchange. Growth was driven by P/T in Asia and Canada and the sale of reprint licenses in Australia. Lower STM reference book sales in Asia and Higher Education sales in Canada partially offset the revenue gains in other areas.

Excluding the effect of foreign exchange and the change in inter-segment product prices, direct contribution to profit decreased 6% for the third quarter and 13% for the nine-months, principally due to product mix and higher sales, marketing and composition costs associated with new business development. Compared to the prior year period, foreign exchange favorably affected the year-to-date direct contribution to profit by approximately $1 million.

Wiley Asia published several key P/T titles during the quarter including the English language edition of the official Chinese government annual report, China's Banking and Financial Markets: The Internal Research Report of the Chinese Government by Robert Kuhn and Li Yang; Islamic Finance: The Regulatory Challenge, by two of the world's leading practitioners in this area - Professors Rifaat and Archer; and Mutual Funds in the Mark Mobius Master Class series. Warren Buffett: An Illustrated Biography of the World's Most Successful Investor was selected by Warren Buffett as one of only two books to be presented at this year's Berkshire Hathaway shareholders' meeting.

WileyPLUS continued to gain momentum, particularly in Malaysia, where the government is funding new universities. Microsoft Official Academic Course books are eliciting much interest, especially in Malaysia and India.

In Australia, WileyPLUS related titles were successfully rolled out during the third quarter. A new partnership with the Association of Professional Engineers, Scientists and Managers (APESMA), the largest national non-profit organization representing professional employees in Australia, was formed. APESMA's agreement with Wiley Australia will provide its 40,000+ professional and student members a link to johnwiley.com.au to purchase books. Sales of Frommer's travel books into the Australian market have doubled year-to-date due to increased promotion of the brand.

Wiley Canada's P/T growth was driven by demand for local real estate titles and frontlist releases, as well as strong demand for For Dummies titles. An indigenous title, Beyond the Crease by hockey player Martin Brodeur, has been selling well globally. Sales of WileyPLUS have exceeded expectations in Canada.

Tax Benefits
------------

The Company recognized a tax benefit of $1.3 million in the third quarter of fiscal year 2007 and $5.5 million for the nine-month period mainly due to the favorable resolution of certain tax matters.

The Company recognized a tax benefit of $6.8 million in the third quarter of fiscal year 2006 and $14.3 million for the nine-month period. The third quarter benefit reflected the favorable settlement of tax matters with tax authorities.

As previously discussed in the Company's Annual Report filed on Form 10-K for fiscal year 2006, pursuant to guidance issued by the Internal Revenue Service in May 2005, the Company recorded a tax benefit of approximately $7.5 million in the first quarter of fiscal year 2006 and reduced income taxes due on the fiscal year 2005 repatriation of earnings from its European subsidiaries. The tax benefit offsets a tax charge recorded in the fourth quarter of fiscal year 2005.

None of the tax adjustments had a cash impact to the Company in the current period. The Company has excluded these tax items for comparative purposes so as not to distort the underlying performance of the Company.

Conference Call
Wiley will hold a conference call today, Thursday,  March 8, 2007, at 10:30 a.m.
(ET) to discuss its financial results for the third quarter of fiscal year 2007. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (800) 262-1292 International callers may participate by dialing: (719) 457-2680

A replay of the call will be available from 1:30 p.m. (ET) on Thursday, March 8 through midnight on Thursday, March 15, by dialing (888) 203-1112 or (719) 457-0820 and entering Pass code: 4477282.

A      live      audio       webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  webcast   will  be
accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private
Securities Litigation Reform Act of 1995
-----------------------------------------
This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide and (ix) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for 200 years, helping people around the world meet their needs and fulfill their aspirations. Our core businesses include scientific, technical, and medical journals; encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site is www.wiley.com. Wiley is listed on the New York Stock Exchange under the symbols JWa and JWb.


                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                   FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                            JANUARY 31, 2007 AND 2006
                    (in thousands, except per share amounts)


                                                        Third Quarter Ended                  Nine Months Ended
Adjusted - For Tax Benefits                                 January 31,                          January 31,
---------------------------                           -----------------------------------  ----------------------------------
                                                        2007        2006       % Change      2007        2006      % Change
                                                      ---------   ---------   -----------  ---------   ---------  -----------
Revenue                                             $  296,808     278,189          7%      844,742     777,621          9%

Costs and Expenses
     Cost of Sales                                      96,823      91,207          6%      275,293     254,617          8%
     Operating and Administrative Expenses             145,351     129,007         13%      430,641     383,286         12%
     Amortization of Intangibles                         3,972       3,874          3%       11,151       9,990         12%
                                                      ---------   ---------                ---------   ---------  -----------
     Total Costs and Expenses                          246,146     224,088         10%      717,085     647,893         11%
                                                      ---------   ---------                ---------   ---------  -----------

Operating Income                                        50,662      54,101         -6%      127,657     129,728         -2%
     Operating Margin                                    17.1%       19.4%                    15.1%       16.7%

Interest Expense and Other, Net                          2,644       3,407                    7,347       7,238
                                                      ---------   ---------                ---------   ---------  -----------

Income Before Taxes                                     48,018      50,694         -5%      120,310     122,490         -2%

Adjusted Provision for Income Taxes                     15,882      16,521                   40,530      40,932
                                                      ---------   ---------               ----------  ----------  -----------
Adjusted Net Income                                 $   32,136      34,173         -6%       79,780      81,558         -2%
                                                      =========   =========               ==========  ==========  -----------

Adjusted Income Per Share - Diluted                 $     0.55        0.57         -4%         1.37        1.36          1%
                          - Basic                   $     0.56        0.59                     1.40        1.40


Average Shares - Diluted                                58,306      59,459                   58,051      60,187
               - Basic                                  56,913      57,711                   56,812      58,400


Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
----------------------------------------------------------------------
Adjusted Net Income                                 $   32,136      34,173                   79,780      81,558
Tax Benefit (A)                                          1,275       6,776                    5,468      14,252
                                                      ---------   ---------               ----------  ----------  -----------
     Net Income - GAAP                              $   33,411      40,949        -18%       85,248      95,810        -11%
                                                       =========   =========               ==========  =========  -----------

Adjusted Income Per Diluted Share                   $     0.55        0.57                     1.37        1.36
Tax Benefit (A)                                           0.02        0.11                     0.09        0.24
     Income Per Diluted Share - GAAP                $     0.57        0.69        -17%         1.47        1.59         -8%
                                                       =========   =========               ==========  =========  -----------

(A) The second and third quarters of fiscal year 2007 exclude a $4.2 million tax benefit, or $0.07 per diluted share, and a $1.3 million tax benefit, or $0.02 per diluted share, respectively. The third quarter ending January 31, 2006 excludes a tax benefit of $6.8 million, or $0.11 per diluted share. These benefits coincide with the resolution and settlements of certain tax matters with authorities in the U.S.and abroad.

     The nine month period ending January 31, 2006 also excludes a $7.5 million, or $0.12 per diluted share tax benefit associated with the reversal of a tax accrual recorded on the repatriation of dividends from European subsidiaries in the fourth quarter of fiscal year 2005. On May 10, 2005, the US Internal Revenue Service issued Notice 2005-38. The notice provided for a tax benefit that fully offset the tax accrued by the Company on foreign divideds in the fourth quarter of fiscal year 2005. Neither tax benefit nor the corresponding tax accrual had a cash impact on the Company.

Note: The Company's management evaluates operating performance excluding unusual and/or nonrecurring events. The Company believes excluding such events provides a more effective and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.


                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                   FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                            JANUARY 31, 2007 AND 2006
                    (in thousands, except per share amounts)


                                                 Third Quarter Ended                      Nine Months Ended
                                                     January 31,                             January 31,
                                               --------------------------------------------------------------------------------
                                                  2007          2006         % Change      2007         2006         % Change
                                               -----------   -----------   ------------ -----------  -----------   ------------
Revenue
-------
US Segment
     Professional/Trade                       $  103,382       101,177           2%       293,317      274,636           7%
     Scientific, Technical and Medical            54,302        49,925           9%       160,762      148,033           9%
     Higher Education                             48,037        46,356           4%       137,755      133,698           3%
                                               -----------   -----------                -----------  -----------
Total US                                         205,721       197,458           4%       591,834      556,367           6%
European Segment                                  75,267        72,870           3%       228,023      212,778           7%
Asia, Australia & Canada Segment                  43,336        39,756           9%       103,638       94,091          10%
Intersegment Sales Eliminations                  (27,516)      (31,895)        -14%       (78,753)     (85,615)         -8%
                                               -----------   -----------                -----------  -----------
Total Revenue                                 $  296,808       278,189           7%       844,742      777,621           9%
                                               ===========   ===========                ===========  ===========

Direct Contribution to Profit
-----------------------------
US Segment
     Professional/Trade                       $   27,767        32,606         -15%        76,090       77,009          -1%
     Scientific, Technical and Medical            23,632        20,839          13%        71,680       68,856           4%
     Higher Education                             15,450        14,935           3%        44,472       43,655           2%
                                               -----------   -----------                -----------  -----------
Total US                                          66,849        68,380          -2%       192,242      189,520           1%
European Segment                                  23,290        22,506           3%        75,568       66,398          14%
Asia, Australia & Canada Segment                  13,130        12,558           5%        22,586       22,479           0%
                                               -----------   -----------                -----------  -----------
Total Direct Contribution to Profit              103,269       103,444           0%       290,396      278,397           4%


Shared Services and Administrative Costs
----------------------------------------
     Distribution                                (12,939)      (11,878)          9%       (38,418)     (36,335)          6%
     Information Technology & Development        (15,647)      (14,822)          6%       (46,148)     (44,952)          3%
     Finance                                      (8,626)       (7,369)         17%       (26,406)     (23,672)         12%
     Other Administration                        (15,395)      (15,274)          1%       (51,767)     (43,710)         18%
                                               -----------   -----------                -----------  -----------
Total Shared Services and Admin. Costs           (52,607)      (49,343)          7%      (162,739)    (148,669)          9%

Operating Income                              $   50,662        54,101                    127,657      129,728
                                               ===========   ===========                ===========  ===========



                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)


                                                                                        January 31,
                                                                          ----------------------------------         April 30,
                                                                                2007                2006               2006
                                                                          ----------------    --------------     ----------------
Current Assets
       Cash & cash equivalents                                      $           25,024              75,301             60,757
       Accounts receivable                                                     186,506             177,118            158,275
       Inventories                                                              95,033              88,318             88,578
       Deferred income tax benefit                                               8,427               9,815              5,536
       Other current assets                                                     12,571              12,670             13,162
                                                                          ----------------    --------------     ----------------
       Total Current Assets                                                    327,561             363,222            326,308
Product Development Assets                                                      66,835              63,402             65,641
Property, Equipment and Technology                                             108,420             102,594            102,123
Intangible Assets                                                              308,211             304,541            302,384
Goodwill                                                                       206,600             197,380            198,416
Deferred Income Tax Benefit                                                     11,440               5,356              3,809
Other Assets                                                                    29,713              27,351             27,328
                                                                          ----------------    --------------     ----------------
       Total Assets                                                          1,058,780           1,063,846          1,026,009
                                                                          ================    ==============     ================
Current Liabilities
       Accounts and royalties payable                                          107,893              99,449             97,231
       Deferred revenue                                                        156,075             150,614            143,923
       Accrued income taxes                                                     23,811              31,140             24,226
       Other accrued liabilities                                                72,235              73,521             96,729
                                                                          ----------------    --------------     ----------------
       Total Current Liabilities                                               360,014             354,724            362,109
Long-Term Debt                                                                  82,073             190,000            160,496
Accrued Pension Liability                                                       62,216              67,614             56,068
Other Long-Term Liabilities                                                     33,635              35,291             35,627
Deferred Income Taxes                                                           17,554              10,057              9,869
Shareholders' Equity                                                           503,288             406,160            401,840
                                                                          ----------------    --------------     ----------------
       Total Liabilities & Shareholders' Equity                      $       1,058,780           1,063,846          1,026,009
                                                                          ================    ==============     ================



                    JOHN WILEY & SONS, INC.
                  STATEMENTS OF FREE CASH FLOW
                         (in thousands)


                                                                                             Nine Months Ended
                                                                                                  January 31,
                                                                                       --------------------------------
                                                                                           2007                2006
                                                                                        ------------        -----------

Operating Activities:
         Net income                                                                   $    85,248              95,810
         Amortization of intangibles                                                       11,152               9,990
         Amortization of composition costs                                                 28,004              26,688
         Depreciation of property, equipment and technology                                20,895              24,301
         Special non-cash tax benefits                                                     (5,468)            (14,252)
         Stock-based compensation (net of tax)                                              9,177               2,729
         Non-cash charges and other                                                        44,141              50,926
         Change in deferred revenue                                                        10,058               7,008
         Net change in operating assets and liabilities                                   (48,286)            (35,796)
                                                                                        ------------        -----------
                Cash Used for Operating Activities, excluding acquisitions                154,921             167,404


Investments in organic growth:
         Additions to product development assets                                          (53,537)            (52,156)
         Additions to property, equipment and technology                                  (22,904)            (14,084)
                                                                                        ------------        -----------

                 Free Cash Flow                                                            78,480             101,164


Other Investing and Financing Activities:
         Acquisitions, net of cash                                                        (17,313)            (29,055)
         Sale of marketable securities                                                       -                 10,000
         Repayment of long-term debt                                                     (129,536)           (282,809)
         Borrowings of long-term debt                                                      48,579             279,842
         Purchase of treasury shares                                                       (7,278)            (82,549)
         Cash dividends                                                                   (17,092)            (15,870)
         Proceeds from issuance of stock on option exercises and other                      7,864               5,460
                                                                                        ------------        -----------
                  Cash Provided by (Used for) in Investing and Financing Activities      (114,776)           (114,981)

                                                                                        ------------        -----------
Effects of Exchange Rate Changes on Cash                                                      563                (283)
                                                                                        ------------        -----------

Decrease in Cash and Cash Equivalents for Period                                      $   (35,733)            (14,100)
                                                                                        ============        ===========


                                                                          RECONCILIATION TO GAAP PRESENTATION


Investing Activities:
         Additions to product development assets                                      $   (53,537)            (52,156)
         Additions to property, equipment and technology                                  (22,904)            (14,084)
         Acquisitions, net of cash                                                        (17,313)            (29,055)
         Sale (Purchase)  of marketable securities                                           -                 10,000
                                                                                        ------------        ------------
                  Cash Used for Investing Activities                                  $   (93,754)            (85,295)
                                                                                        ============        ============

Financing Activities:
Cash Provided by (Used for) Investing and Financing Activities                        $  (114,776)           (114,981)
Less:
         Acquisitions, net of cash                                                        (17,313)            (29,055)
         Sale (Purchase) of marketable securities                                            -                 10,000
                   Cash Provided by (Used for) Financing Activities                   $   (97,463)            (95,926)
                                                                                        ============        ============

Note: The Company's management evaluates cash flow performance using free cash flow. The Company believes free cash flow provides a more effective and comparable measure of performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as reported, as an indicator of cash flow performance.


                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized


                                   JOHN WILEY & SONS, INC.
                                   Registrant



                                   By        /s/ William J. Pesce
                                            -----------------------
                                            William J. Pesce
                                            President and
                                            Chief Executive Officer



                                   By         /s/ Ellis E. Cousens
                                            -----------------------
                                            Ellis E. Cousens
                                            Executive Vice President and
                                            Chief Financial & Operations Officer






                                   Dated:   March 8, 2007